Exhibit 10.74

NORTH CAROLINA
FIRST AMENDMENT TO
WAKE COUNTY	LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) is entered into on this ___ day of August, 2015 by and between CCP Concourse, LLC, a Virginia limited liability company (“Landlord”); and Tenax Therapeutics, Inc., a Delaware corporation (“Tenant”) (this Amendment, all previous amendments or modifications to the Original Lease and the Original Lease are collectively referred to as the “Lease”).  The capitalized terms which are not defined herein shall have the same meaning as otherwise set out in the Lease.

WITNESSETH:

WHEREAS, Concourse Associates, LLC, a North Carolina limited liability company, (predecessor to Landlord) and Oxygen Biotherapeutics, Inc., a North Carolina corporation, (predecessor to Tenant) entered into an Office Lease Agreement dated January 27, 2011, for 5,954 rentable square feet (“RSF”) known as Suite 490 (“Premises”) in a building known as The Concourse Building (“Building”) located at One Copley Parkway, Morrisville, North Carolina.

WHEREAS, Landlord and Tenant desire to enter into this Amendment for the purpose of revising certain terms of the Lease, including extension of the Lease Term, as set out with specificity below.

NOW, THEREFORE, in consideration of these promises and other good and valuable consideration receipt of which is hereby acknowledged, the parties agree as follows:

1.           Recitals.  The foregoing recitals are true, accurate and are incorporated herein by reference.

2.           Commencement Date.  The Commencement Date for this Amendment shall be the later of (i) March 1, 2016, or (ii) the date on which the Tenant Improvements (as defined in Section 8 herein) shall have been Substantially Completed (“Commencement Date”).  If Landlord is delayed in Substantial Completion of the Tenant Improvements (as defined herein) as a result of the occurrence of Tenant Delay (as defined in Section 8 herein), then, for purposes of determining the Commencement Date, the date of Substantial Completion shall be deemed to be the day that the Tenant Improvements would have been completed absent such delays.  “Substantial Completion” or “Substantially Completed” means the Tenant Improvements have been completed according to the approved plans and specifications (other than details of construction, mechanical adjustment or other “punch list” items, the non-completion of which does not materially interfere with Tenant’s use of the Premises) and the issuance of a Certificate of Occupancy (either conditional or unconditional) from the appropriate governmental authority that certifies that the Premises may be occupied.  Any delay in delivery of the Premises beyond the target Commencement Date shall not subject Landlord to any liability for any loss or damages resulting therefrom.

3.           Lease Term.  Landlord and Tenant hereby agree to renew the Lease Term for sixty-four (64) consecutive months from the Commencement Date and continuing through and including twelve o’clock noon on the later of (i) June 30, 2021, or (ii) the last day of the sixty-fourth (64th) full month after the Commencement Date.

4.           Premises.  The Premises are located on the Fourth Floor of the Building, as shown on Exhibit A attached hereto and incorporated herein by reference.  The RSF of the Premises is deemed to be 5,954 RSF, and the parties agree that 5,954 RSF shall be used for all purposes under the Lease.  Landlord and Tenant acknowledge and agree that the Building measures 131,553 RSF and Tenant’s Pro Rata Share of Operating Expenses is 4.526%.

5.           Rent.

(a)           Tenant hereby agrees to pay Landlord annual Base Rent payable monthly in advance in the amount set out below and otherwise pursuant to the terms of the Lease:

Period		Base Rental Rate Per RSF	Monthly Payment	Annual Base Rent
1 – 4	*	$18.50	$0.00	$0.00
5 – 12		$18.50	$9,179.08	$73,432.64
13 – 24		$18.96	$9,407.32	$112,887.84
25 – 36		$19.43	$9,640.52	$115,686.24
37 – 48		$19.92	$9,883.64	$118,603.68
49 – 60		$20.42	$10,131.72	$121,580.64
61 – 64		$20.93	$10,384.77	$41,539.08
			TOTAL RENT:	$583,730.12

*Annual Base Rent subject to four (4) month rent abatement described in Section 6 herein.

(b)           Additional Rent.  Tenant shall pay Landlord Additional Rent under the same terms and conditions described in Lease Addendum Number Two of the current Lease, as amended, except the Base Year as of the Effective Date is 2016.

6.           Rent Abatement.  Provided Tenant is not in default of the terms of the Lease, Landlord shall abate payment of the monthly rent installment due for the first four (4) months immediately following the Commencement Date.

Landlord and Tenant acknowledge that any period of reduced or abated rent described herein (the “Reduced Rent Period”) is based on Landlord’s expectation that Tenant will occupy, and pay Base Rent with respect to, the Premises for the entire duration of the Lease Term, and that if the Lease is terminated prior thereto, Landlord will be deprived of essential consideration for Landlord’s agreement to grant such reduced or abated rent.  Accordingly, if (i) Tenant breaches any term or covenant required to be performed by Tenant under the Lease beyond any applicable notice and cure period, or (ii) the Lease is otherwise terminated prior to expiration of the Lease Term for reasons other than Landlord’s default, Landlord shall have the right to rescind all such reductions or abatements of rent granted hereunder, and to recover from Tenant as of the termination date of this Lease (in addition to any other sums recoverable from or payable by Tenant in connection therewith) an amount equal to the amount of Base Rent which would have been payable during the months in which rent was abated had Tenant been required to pay for each month thereof the amount of Base Rent otherwise due for the Lease Term.

7.           Renewal Option.  Section 32 of the current Lease, as amended, is deleted in its entirety and replaced with the following:

Provided Tenant is not in default of the terms of the Lease, Tenant shall have two (2) renewal options for five (5) years each commencing on July 1, 2021, and ending at twelve o’clock noon on June 30, 2026 (“First Renewal Period”) and, if the Lease is not terminated sooner, a second renewal period commencing on July 1, 2026, and ending at twelve o’clock noon on June 30, 2031 (“Second Renewal Period”).  As a condition of Tenant’s exercise of this option, Tenant must satisfy the following conditions:

(a)           Tenant must notify Landlord, in writing, of its intention to exercise its renewal option not later than six (6) months prior to the expiration of the Lease Term or First Renewal Period.

(b)           The Base Rental rate during the initial year of each Renewal Period shall equal the Current Market Base Rental Rate, as defined in Exhibit C which is attached hereto and incorporated herein by reference.

(c)           Tenant shall pay Landlord Additional Rent during each Renewal Period under the same terms and conditions as described in Section 5(b) herein.

(d)           Failure by Tenant to satisfy the conditions set out hereinabove for either the First or Second Renewal Periods shall result in the termination of either or both the Renewal Options.

8.             Tenant Improvements.  Landlord agrees to cause certain improvements to be made to the Leased Premises described in detail in the schematic plans attached hereto as Exhibit B (“Schematic Plans”) and incorporated herein by reference (“Tenant Improvements”).  Landlord and Tenant acknowledge and agree that Landlord shall cause a cost estimate of the Tenant Improvements (“Cost Estimate”) to be performed by a general contractor acceptable to Landlord.  Provided the Cost Estimate is acceptable to Landlord, in its reasonable discretion, Tenant Improvements shall be made at Landlord’s sole expense.  Tenant shall bear the cost of Tenant Improvements approved in the Schematic Plans which exceed the Cost Estimate.  Any deviation from the Schematic Plans agreed to by Tenant and Landlord will require a change order signed by Tenant and Landlord detailing the nature and scope and cost of the change and designation of the party responsible to pay such cost.  Any and all costs arising from a deviation from the Plans and Specifications shall be the responsibility of and paid in full by Tenant upon delivery to Tenant of an invoice for the amount of such increase in cost.  Landlord shall, at its sole expense, in causing any Tenant Improvement at the Premises, comply with all present and future laws, regulations, building codes and/or fire codes applicable to the Premises.

A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Improvements, including, without limitation, the following:

(1)           Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve plans and specifications by any applicable due date;

(2)           Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

(3)           Changes requested or made by Tenant to previously approved plans and specifications;

(4)           The performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Tenant Improvements; or

(5)           If the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

9.           Right of First Offer.  (a) Provided Tenant is not in default under the terms of the Lease, and subject to the rights of existing tenants, Landlord hereby grants to Tenant a right of first offer (“ROFO”) to take possession of any space within the fourth (4th) floor of the Building adjacent to the Premises that is or shall become available for direct lease by Landlord during the Lease Term (“Expansion Space”).  For purposes of the ROFO, Expansion Space will be considered “available for lease” if (1) no bona fide written lease agreement exists relative to such Expansion Space or (2) the Expansion Space is due to become vacant because a tenant’s lease has or will expire and tenant has not elected to renew the Lease.  Landlord will advise Tenant of Expansion Space that will become “available for lease” (“ROFO Notice”).  The ROFO shall be exercised within ten (10) days after Tenant’s receipt of a ROFO Notice.  Tenant may exercise the ROFO as to all or a portion of the available Expansion Space, provided the ROFO is exercised for no less than 1,000 RSF.

Should Tenant exercise the ROFO, Tenant shall take the Expansion Space under the same terms and conditions set out in the Lease for the Premises, except the Base Rental Rate per RSF paid by Tenant for such Expansion Space shall be equal to the then-current Base Rental Rate, as provided for in this Amendment, and subject to the same annual Base Rent increases thereafter.  Tenant’s Pro Rata Share of Operating Expenses shall be adjusted to include the Expansion Space.  Failure by Tenant to exercise its Right of First Offer within ten (10) days after receipt of a ROFO Notice shall be deemed a rejection by Tenant of the Expansion Space, and this Right of First Offer shall terminate and be of no further force and effect.

(b)  Provided Tenant is not in default of the terms of the Lease and Tenant has exercised its ROFO according to the terms and conditions set out herein, Landlord agrees to cause certain improvements to be made to the Expansion Space according to plans and specifications mutually agreed to Landlord and Tenant (“Expansion Space Tenant Improvements”).  The Expansion Space Tenant Improvements may not be amended without Landlord’s and Tenant’s prior written consent. The cost to Landlord of space planning, engineering or construction drawings, construction management fees, construction permits and all other actual out-of-pocket expenses incurred by Landlord in constructing Tenant Improvements shall be paid by Landlord in an amount not to exceed the actual cost per RSF incurred by Landlord to construct the Tenant Improvements for the Premises (“Allowance”).  Any and all costs of Expansion Space Tenant Improvements in excess of the Allowance shall be the responsibility of and paid in full by Tenant upon receipt of any invoice for the amounts in excess of the Allowance.  Any deviation from the plans and specifications agreed to by Tenant and Landlord will require a change order signed by Tenant and Landlord detailing the nature and scope and cost of the change and designation of the party responsible to pay such cost.  Any and all costs arising from a deviation from the approved plans and specifications shall be the responsibility of and paid in full by Tenant upon delivery to Tenant of an invoice for the amount of such increase in cost.  Tenant shall be responsible for any costs incurred to construct the Expansion Space Tenant Improvements arising as a result of Tenant Delay.

(c)  Base Rent and Additional Rent shall commence for Expansion Space on the date the Expansion Space Tenant Improvements are Substantially Completed (“Expansion Space Commencement Date”).  The Lease Term for the Premises and the Expansion Space shall be extended for a period of sixty (60) full months beginning on the Expansion Space Commencement Date.  If the Expansion Space Commencement Date is a date other than the first day of the month, then the term for the lease of the Expansion Space shall run for sixty (60) months from the first day of the first month immediately following the Expansion Space Commencement Date.

(d)  Upon Landlord’s request, Tenant shall execute and deliver a written agreement specifying the Expansion Space Commencement Date in substantially the form set out in Exhibit D attached hereto. Tenant shall execute an appropriate amendment to this Lease to reflect the addition of the Expansion Space to the Premises and any other modifications to the Lease related to the Expansion Space agreed to by Landlord and Tenant.

10.           Tenant Right to Early Termination.  Provided (i) Tenant shall not at the time be in default in the performance of the terms and conditions of the Lease, as amended, and (ii) Landlord has not provided Tenant a ROFO Notice with respect to potential Expansion Space, Tenant shall have the one-time right and option to terminate the Lease, as amended, at the end of the thirty-sixth (36th) month following the Commencement Date (“Termination Date”).  Said option to terminate shall be exercisable by Tenant’s giving written notice to Landlord of its exercise of such option delivered not later than ten (10) days after the Termination Date together with the payment of all unamortized brokerage commission, legal fees, and cost of Tenant Improvements paid by Landlord in association with this Amendment (together with interest thereon at the rate of eight percent (8%) per annum).  The effective date of termination shall be the last day of the third (3d) month after the Termination Date (“Effective Date”).  Tenant shall be bound by and comply with the terms and conditions of the Lease including, without limitation, payment of all sums due from Tenant to Landlord, through and including the Effective Date.

11.           Possession During Construction.  Tenant shall remain in possession of the existing Leased Premises pending completion of the Tenant Improvements.

12.           No Options or Inducements; Condition of Premises.  Tenant acknowledges and agrees that, as of the Commencement Date and notwithstanding anything to the contrary set forth in the Lease or this Amendment, Tenant shall have no extension, termination or other options whatsoever with regard to the Leased Premises or under the Lease, as amended by this Amendment, apart from the Renewal Option (as defined and described in Section 7 of this Amendment), the ROFO (as defined and described in Section 9 of this Amendment) and the Right of Early Termination (as defined and described in Section 10 of this Amendment).  Tenant further acknowledges and agrees that, apart from the Tenant Improvements, Renewal Option, ROFO and Right of Early Termination, Tenant is not and shall not be entitled to any allowances, concessions, upfit work or other inducements of any kind in connection with the Leased Premises or under the Lease, as amended by this Amendment.  In the latter regard, Tenant acknowledges and agrees that from and after the Commencement Date, apart from any portion of the Tenant Improvements remaining incomplete, Landlord is leasing the Leased Premises to Tenant “as is,” without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability) and without any obligation on the part of Landlord to alter, remodel, improve, repair or decorate the Leased Premises or any part thereof.

13.           Holding Over.  Section 26 of the current Lease, as amended, is deleted in its entirety and replaced with the following:

If Tenant holds over after the Expiration Date or other termination of the Lease, as amended, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-sufferance.  Tenant shall continue to be bound by all the terms and conditions of this Lease, except that during the first thirty (30) days of such tenancy-at-sufferance Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred fifty percent (150%) of that Base Rent provided for as of the immediate preceding expiration or termination date, and (ii) any and all Operating Expenses and other forms of Additional Rent Payable under this Lease.  In the event Tenant holds over for a period longer than thirty (30) days, Tenant shall be obligated to pay to Landlord (i) two hundred percent (200%) of that Base Rent provided for as of the immediate preceding expiration or termination date and (ii) any and all Operating Expenses and other forms of Additional Rent Payable under this Lease.  The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant.  If Landlord loses a prospective tenant because Tenant fails to vacate the Premises or Expansion Space, if applicable, on the Expiration Date or other termination of the Lease, as amended, after notice to do so, then Tenant will be liable for such damages as Landlord can prove because of Tenant’s wrongful failure to vacate.

14.           Binding Effect. The amendments made to the Lease pursuant to this Amendment shall be binding upon the parties and their respective successors and assigns.

15.           Mutual Acknowledgment of Non-Existence of Claims. The Landlord and Tenant acknowledge that as of the date of this Amendment there are no known claims by either party against the other arising from their relationship as Landlord and Tenant pursuant to the terms of the Lease.

16.           Assignments.  Tenant represents and warrants to Landlord that Tenant has not previously assigned, sublet, transferred, conveyed or otherwise encumbered in any way, directly or indirectly, any or all of its interest under the Lease with respect to the Premises.

17.           Confidentiality.  Tenant agrees, on behalf of Tenant and Tenant’s principals, officers, and directors, to use reasonable efforts not to disclose the financial terms of this Amendment to any third party except (i) Tenant’s legal counsel, (ii) the Broker (as hereinafter defined) or any of Tenant’s advisors directly involved in the transaction evidenced by this Amendment, (iii) in connection with a legal subpoena or other similar legal process, or (iv) for financial reporting purposes.

18.           Brokerage.  Tenant hereby represents to Landlord that Tenant has not entered into any agreements with any brokers in connection with this Amendment except Newmark, Grubb, Knight, Frank.  Tenant hereby indemnifies, holds harmless and agrees to defend Landlord, its members, principals, partners, officers, directors, employees and agents and the respective principals, officers and directors of any such agents (collectively the “Landlord Related Parties”) from and against any and all claims of any brokers, other than Newmark, Grubb, Knight, Frank, claiming to have represented Tenant in connection with this Amendment.  Landlord and Tenant acknowledge and agree that Fred Dickens, Trademark Properties has represented Landlord in connection with this Amendment and all compensation due to Fred Dickens, Trademark Properties is Landlord’s sole responsibility.  Pursuant to a separate agreement between Landlord and Newmark, Grubb, Knight, Frank, all compensation due Newmark, Grubb, Knight, Frank, is Landlord’s sole responsibility.

21.           The Landlord shall have the right at all times to post and keep posted on the Premises any notice permitted or required by law which the Landlord shall deem proper for the protection of the Landlord and the Premises or any other party having an interest therein from mechanic’s and materialmen’s liens.  The Tenant shall give written notice to the Landlord at least ten (10) business days prior to the commencement of any work relating to alterations or additions to the Premises and shall comply with NC Gen. Stat. §44A-11.1 et seq including, without limitation, the appointment of a Lien Agent and posting requirements.

22.           Nature of Amendments. The amendments made to the Lease pursuant to this Amendment shall constitute the only amendments to be effectuated and all other provisions of the Lease not affected hereby shall remain in place as originally constituted and shall be in full force and effect. To the extent that there is any conflict between the terms of this Amendment and the Lease, the terms of this Amendment will govern.

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IN WITNESS WHEREOF, the Landlord and Tenant have entered into this Amendment by their duly authorized officers as of the date first above written.

LANDLORD:

CCP Concourse, LLC,
a Virginia limited liability company

By:   Continental Asset Management Group, LLC, its Authorized Agent

By:        /s/ Jeremy McLendon

Name:    Jeremy McLendon

Title:   Manager

TENANT:

Tenax Therapeutics, Inc.
a Delaware corporation

By:   /s/ Michael Jebsen

Name:  Michael Jebsen

Title:  CFO

Exhibit A

Description of Premises

TAVVE SOFTWARE COMPANY SUITE 480
TENAX BIOTHERAPEUTICS SUITE 490
TRIDENT SUITE 430
TRIDENT SYSTEMS, INC. SUITE 420
CKN FREIGHT SERVICES SUITE 410
CORPORATE SOFTWARE TRAINING SUITE 400

THE CONCOURSE

ONE COPLEY PARKWAY
MORRISVILLE, NORTH CAROLINA

FOURTH FLOOR

Exhibit B

Schematic Plans

KEY PLAN - 6000 RSF
SYMBOLS LEGEND
EXISTING WALL TO BE REMOVED
EXISTING NON-RATED WALL TO CEILING TO REMAIN
EXISTING 1 HR-RATED WALL TO DECK TO REMAIN
NEW NON-RATED WALL TO THE CEILING GRID (MTL STUD W/ 5/8" GWB BOTH SIDES) TO BE CONSTRUCTED
EXISTING BASE BUILDING DOOR TO REMAIN
EXISTING BASE BUILDING DOOR TO BE REMOVED/RELOCATED
NEW RELOCATED BASE BUILDING DOOR TO BE INSTALLED
NOTES: ROOM SIZES ARE APPROXIMATE. FURNITURE & EQUIPMENT BY TENANT.
9x8 Server
Office 8.6x12
Work Room
Conference Room
Workroom
Break Room
Conference Room 15 x 30
9'6" x 15 office
11 cubicle

©THIS DRAWING IS A COPYRIGHT OF PHILLIPS ARCHITECTURE PA. 2015

TENAX THERAPEUTICS ONE COPLEY PLACE SUITE 490 MORRISVILLE, NC	SCHEMATIC OPT.2 DEMIOLITION PLAN SCALE: 1/8"=1'-0" **SD2.0** 04/27/15		Phillips Architecture, PA 6601 Six Forks Road Suite 130 Raleigh, NC 27615 919.878.5660 Fax 919.878.4432

Exhibit C

Current Market Base Rental Rate

A.           The annual rental for the First Renewal Period shall be at a rate to be negotiated between Landlord and Tenant commencing with the beginning of the final year of the Lease Term established by this Amendment.  Landlord and Tenant shall endeavor in good faith within the next sixty (60) days to agree upon a rental rate for the First Renewal Period.  Such renewal rate shall include the amount of or formula to calculate annual increases during the renewal period in question.  However, if Landlord and Tenant are unable to agree within such sixty (60) day period, then Landlord and Tenant shall each within the next fifteen (15) days name an appraiser to represent them, and the two so appointed shall endeavor to jointly agree on the then current market rental value of the Premises.  As used in this Lease, “current market base rental value” shall mean the market annual net rental rate per square foot for the applicable space and for the time as to which such rate is being determined, that a willing tenant would pay and a willing landlord would accept, in arm’s length bona fide negotiations taking into consideration all relevant factors including, without limitation, the following factors: costs and benefits accruing directly or indirectly to Landlord and/or Tenant arising from a lease renewal compared to an initial lease; rent being charged in other similar office buildings located in Wake County, North Carolina for comparable tenants, for renewal leases then being entered into for comparable space to the Premises; location, quality, amenities, age and reputation of the buildings in which the space being compared is located; use and size of the space under comparison; location and/or floor level of the subject space and any comparison space within their respective buildings; extent of services provided or to be provided; extent and condition of leasehold improvements in the subject space and in any comparison space; abatements pertaining to the subject space and to any comparison space (including with respect to base rental, operating expense and/or real estate taxes); inclusion of parking charges in rental, if applicable; lease takeovers/assumptions by the landlord of the comparison space, if applicable; moving allowances granted, if any, in connection with the subject space and with respect to any comparison space; relocation allowances granted, if any, in connection with the subject space and with respect to the comparison space; club memberships granted, if any; construction, refurbishment and repainting allowances granted, if any, in connection with the subject space and with respect to any comparison space; any other concessions or inducements in connection with the subject space and with respect to any comparison space; term or length of lease of subject space and of any comparison space; overall creditworthiness of Tenant and Tenants in comparable space; the time the particular rental rate under consideration was agreed upon and became or is to become effective; and payment of a leasing commission, fees, bonuses or other compensation whether to Tenant’s representatives or to Landlord, or to any person or entity affiliated with Tenant or Landlord, or otherwise.  If either Landlord or Tenant fails to designate by written notice to the other its appraiser in the time stated, the one properly appointed shall be empowered to set the then current market rental value of the Premises.  If the two are appointed and are unable to agree within thirty (30) days after their appointment, they shall appoint a third appraiser, who shall be empowered to choose only one from the two appraisals to be the then current market rental value of the Premises.  If the two fail to agree on a third appraiser within ten (10) days, then the parties hereto shall request that a third appraiser be appointed by the American Arbitration Association.  Such appraiser so appointed shall choose only one from the two appraisals to be the then current market rental value of the Premises, and such value shall be the rental during the First Renewal Period.  Notwithstanding anything to the contrary in Section 7 of this Amendment, if the current market rental value has not been fixed within thirty (30) days of the time for exercise of the renewal option, the time for exercise of such option shall be extended to the date thirty (30) days after the current market rental value has been determined.   All appraisers must be MAI qualified with at least ten (10) years experience with commercial office space in the Research Triangle Park, North Carolina area.   Each party shall bear the costs of its own appraiser; all other costs of the third appraiser and the arbitration shall be shared equally between Landlord and Tenant.

           B.           If Tenant is entitled to exercise its option for a Second Renewal Period and Tenant satisfies the conditions for exercise of the Second Renewal Option, the parties shall use the same procedure for fixing rent for such Second Renewal Period as is provided for the First Renewal Period.

Exhibit D

EXPANSION SPACE COMMENCEMENT DATE AGREEMENT

           An Agreement made this                                            day of                              ,          by and between CCP Concourse, LLC, a Virginia limited liability company (“Landlord”); and Tenax Therapeutics, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H

           WHEREAS, on                                         ,         , Landlord and Tenant entered into a Lease Agreement, as amended by that First Amendment to Lease Agreement dated _________, 2015 and a Second Amendment to Lease Agreement dated ________________, ____ (collectively the “Lease”) relating to the building and premises located at One Copley Parkway, Morrisville, North Carolina.

           WHEREAS, on                                          ,          , the Tenant entered the Expansion Space (as defined in the Lease) and therefore, pursuant to Section                 of the Second Amendment to Lease Agreement, the term of the Lease has commenced for the Expansion Space; and

           WHEREAS, the parties desire to confirm the dates of commencement and expiration of the Lease Term.

           NOW THEREFORE, in consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

           (1)           The term of the Lease for the Expansion Space commenced on                                        , _________.

           (2)           Tenant’s rental obligation under the Lease commenced on                                               , _________.

           (3)           The initial term of the Lease shall expire on                                                                                               ,          .
           (4)           The execution of this Agreement shall not constitute the exercised by Tenant of any option it may have to extend the term of the Lease.

           (5)           The Lease is in full force and effect and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the Landlord and Tenant have entered into this Agreement by their duly authorized officers as of the date first above written.

LANDLORD:

CCP Concourse, LLC,
a Virginia limited liability company

By:   Continental Asset Management Group, LLC, its Authorized Agent

By:____________________________

Name:

Title:

TENANT:

Tenax Therapeutics, Inc.
A Delaware corporation

By: ____________________________

Name: __________________________

Title: ___________________________